Exhibit 10.2

MCG CAPITAL CORPORATION

2012 Annual Incentive Cash Bonus Plan

On March 15, 2012 the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of MCG Capital Corporation (the “Company”) recommended that the Board approve, and on the same date, the Board approved this 2012 Annual Incentive Cash Bonus Plan (the “Plan”).

1.	Purpose of the Plan.

The Plan is intended to increase stockholder value and the success of the Company by:

•	aligning the compensation of certain members of executive management to key strategic measures and goals of the Company;

•	providing variable pay opportunities and targeted total cash compensation that is competitive within the Company’s labor markets; and

•	increasing the competitiveness of executive pay without increasing fixed costs, and by making bonus payments contingent upon organizational and individual success.

2.	Eligibility.

The individuals who serve as the Company’s (i) Chief Executive Officer, (ii) President and Chief Operating Officer and (iii) Chief Financial Officer as of the date of this Plan (the “Participants”) are eligible to receive cash bonus payments under this Plan.

3.	Effective Date; Period Covered by Plan.

The Plan is effective as of January 1, 2012 and covers Fiscal 2012.

4.	Administration.

This Plan will be administered by the Committee. The Committee shall have authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to this Plan as it deems advisable. All decisions by the Committee shall be made in the Committee’s sole discretion and shall be final and binding on all Participants and all persons having or claiming any interest in this Plan. No member of the Committee shall be liable for any action or determination relating to or under this Plan.

5.	Determinations.

The criteria and goals discussed below are guidelines. The Committee shall have broad discretion to construe and interpret the terms of this Plan, to make adjustments or amendments to this Plan, to make determinations regarding the weighting or impact of any particular set of criteria or goals that have been satisfied, and to ultimately make determinations as to whether to award such bonus payments. The Company has no obligation to make any payments until such time as the Committee makes such determination, in its sole discretion, regardless of whether the criteria and goals discussed below have been satisfied.

6.	Target Bonus.

Each Participant has been designated by the Company as being eligible to earn a target bonus amount equal to a percentage of the Participant’s base salary (the “Target Bonus Percentage”).

Each Participant’s “Target Bonus Amount” for Fiscal 2012 is his Target Bonus Percentage multiplied by the base salary paid to him or her in Fiscal 2012, subject to any adjustments thereto pursuant to Section 9.

Any awards will be made based on the sole discretion of the Committee.

7.	Plan Metrics and Scoring.

Individual Performance Adjustment

Based upon the recommendations of the Chief Executive Officer, the Committee has discretion to adjust the bonus payout to each Participant based on individual performance; provided, however, that individual performance adjustments may result in an adjustment downward, but not upward, of any bonus payout.

Metrics

Bonus payouts will be determined, in part, for each Participant by measuring selected financial and key Company strategic performance goals (each a “Plan Metric”), with each Plan Metric assigned a weight as set forth on Exhibit A attached hereto.

Scoring

For each Plan Metric, the Committee will establish minimum, target and maximum performance levels scaled from 50% to 110%, such that achievement of the 100% level within each of the four Plan Metrics could result in full payment of the Target Bonus Amount for each Participant. Performance below the minimum threshold for a Plan Metric may result in a score of zero for that Plan Metric, and performance above the maximum threshold for a Plan Metric may result in a score of no more than 110% for such Plan Metric. Performance levels that fall in between the denoted scale levels will be linearly interpolated.

The score assigned to each Plan Metric will be multiplied by the relevant Plan Metric weight to determine the weighted score for that Plan Metric. The sum total of these weighted scores is the “Overall Company Score.”

8.	Bonus Calculations.

Any bonus payouts under the Plan for Fiscal 2012 performance are expected to be calculated using the following guidelines:

Annual Salary	X	Target Bonus Percentage	X	Overall Company Score	X	Individual Performance Adjustment	=	Bonus Payout

9.	Changes to Base Salary.

Each Participant’s Target Bonus Amount is based upon their respective Fiscal 2012 base salary. Any adjustments to the rate or payment of a Participant’s 2012 base salary will be incorporated into that Participant’s bonus payout calculation, including, without limitation, in the event of any increase or diminution in base salary.

10.	Timing of Bonuses.

Payment of actual bonuses, if any, to the Participants in the Plan, may be made on March 31, 2013 (the “Bonus Payout Date”) except as provided in this Section 10. If a Participant’s employment with the Company is terminated for any reason during Fiscal 2012, such Participant shall not be entitled to any bonus payment under this Plan. If a Participant terminates employment with the Company after December 31, 2012 and prior to March 31, 2013, the

Participant may, in the sole discretion of the Committee, be entitled to receive their entire bonus in a single payment on March 31, 2013 in accordance with the Company’s regular payroll practices. Notwithstanding the foregoing, with respect to (i) any Participant on an approved leave of absence; and (ii) any Participant who becomes disabled and qualifies for benefits under the Company’s long-term disability plan, the Committee may, in its sole discretion and without any obligation to do so, determine to pay a bonus to such a Participant under this Plan.

11.	Other Bonuses and Incentives.

Nothing in this Plan shall limit the discretionary authority of the Board or the Committee to approve and pay out additional or alternative bonuses to Participants or provide Participants additional or alternative incentives outside of the terms of this Plan.

12.	Acquisition of the Company.

This Plan shall terminate effective immediately prior to the closing of an Acquisition (as defined below) of the Company. Notwithstanding the foregoing, (i) if the closing of an Acquisition occurs in fiscal 2013 before the Bonus Payout Date, any bonus payouts due with respect to Fiscal 2012 prior to such closing of an Acquisition shall be paid to Participants in the manner and at the time provided for in this Plan, but no later than the closing of the Acquisition and (ii) if an Acquisition occurs prior to the end of Fiscal 2012, the Committee shall prepare an analysis of partial year performance achievements in relation to established annual performance levels and authorize pro-rata bonus payouts, if any, on or prior to the closing of the Acquisition.

“Acquisition” means (i) any merger or consolidation in which (A) the Company is a constituent party or (B) a subsidiary of the Company is a constituent party, and the Company issues shares of its capital stock pursuant to such merger or consolidation (except, in the case of both clauses (A) and (B) above, any such merger or consolidation involving the Company or a subsidiary in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 51% by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, of the parent corporation of such surviving or resulting corporation) or (ii) the sale or transfer, in a single transaction or series of transactions, of capital stock representing at least 51% of the voting power of the outstanding capital stock of the Company immediately following such transaction or (iii) the sale of all or substantially all of the assets of the Company, as defined under Section 271 of the Delaware General Corporation Law.

13.	Withholding Taxes.

The Company may deduct from any payment otherwise due to Participants under this Plan any amount required to be withheld by the Company under applicable federal, state, and local or other income and employment tax withholding laws and regulations. If the Company elects not to or cannot withhold such amounts from payments due to a Participant, each Participant must pay the Company the full amount, if any, required for withholding.

14.	Miscellaneous Provisions.

Non-Transferability of Rights

The Plan is not intended to create a right to a payment. The rights to a payment of a bonus under this Plan may not be sold, transferred, pledged, hypothecated or otherwise disposed of.

No Right to Continued Employment

The opportunity to receive a bonus under this Plan shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under this Plan.

Severability

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, and each other provision of this Plan shall be severable and enforceable to the extent permitted by law.

Amendment and Termination

The Committee may amend or terminate this Plan or any portion thereof at any time.

Compliance with Internal Revenue Code Section 409A

This Plan and the payments hereunder are not intended to be subject to Section 409 of the Internal Revenue Code, because all payments hereunder will be made within the “short-term deferral” period as described in the regulations under Section 409A. The Plan shall be interpreted and operated in a manner consistent with such intent. The Company shall have no liability to a Participant, or any other party, for any liability under Section 409A, regardless of whether the Plan is determined to be subject to Section 409A.

Compliance with the Investment Company Act of 1940

Notwithstanding the foregoing, no provision of the Plan shall contravene any portion of the Investment Company Act of 1940 (the “1940 Act”), and in the event of any conflict between a provision of the Plan and the 1940 Act, the applicable section of the 1940 Act shall control.

Governing Law

This Plan shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Virginia without regard to any applicable conflicts of laws.

*****

EXHIBIT A

Plan Metric	Weight
Equity Monetizations	20%
Originations	20%
NOI Per Share (excluding any variable bonus expenses accrued in the applicable year)	30%
EPS Per Share (excluding any variable bonus expenses accrued in the applicable year)	30%